Exhibit 99.A

TRANSACTIONS IN THE ISSUER’S SECURITIES BY BRADLEY & DAYTONA AND

ALEXANDER KACHMAR SINCE OCTOBER 28, 2026

	Date of	Securities	Average Price Per	Trading Range of Transactions
Transaction Description	Transaction	Purchased*	Share**	Min	Max
Purchase of Series A Preferred Stock	11/02/2026	16	$7.97	$7.97	$7.97
Purchase of Series A Preferred Stock	11/03/2026	27	$7.70	$7.70	$7.70
Purchase of Series A Preferred Stock	11/04/2026	64	$7.93	$7.89	$7.96
Purchase of Series A Preferred Stock	11/05/2026	130	$7.85	$7.85	$7.85
Purchase of Series A Preferred Stock	11/06/2026	75	$7.85	$7.85	$7.85
Purchase of Series A Preferred Stock	11/09/2026	6	$7.97	$7.97	$7.97

*Represents transactions made on the open market by the Reporting Persons.

**The price reported is the average purchase price. These shares were purchased in multiple transactions at prices ranging between the "Min" and "Max" values included in the “Trading Range of Transactions” column. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price within the range set forth above.